Exhibit 99.4

Item 15.	Exhibits, Financial Statement Schedules, and Reports on Form 8-K

(a)	The following is a list of certain documents filed as a part of this report:

(1)	Financial Statements of the Registrant.

(i)	Report of Independent Auditors.

(ii)	Consolidated Balance Sheets as of December 31, 2004 and 2005.

(iii)	Consolidated Statements of Operations for the years ended December 31, 2003, 2004 and 2005.

(iv)	Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2003, 2004 and 2005.

(v)	Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2004 and 2005.

(vi)	Notes to Consolidated Financial Statements.

All other schedules specified in Item 8 or Item 15(d) of Form 10-K are omitted because they are not applicable or not required, or because the required information is included in the Financial Statements or notes thereto.

Report of Independent Auditors

The Board of Directors and Stockholders of

SkyTerra Communications, Inc.

We have audited the accompanying consolidated balance sheets of SkyTerra Communications, Inc., as defined in Note 1 to the consolidated financial statements, as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SkyTerra Communications, Inc., as defined in Note 1 to the consolidated financial statements, at December 31, 2004 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, in 2005 the Company adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities.

/s/ Ernst & Young LP

February 22, 2006 (except for the matter discussed in paragraph 1 of Note 1, as to which the date is October 4, 2006)

McLean, Virginia

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$129,124	$59,925
Investments	—	52,278
Restricted cash	75	1,664
Accounts receivable, net of allowance of $70 and $103	3,344	3,370
Management fee due from TerreStar	—	769
Inventory	698	710
Prepaid expenses and other current assets	782	1,090
TerreStar assets, discontinued	5,955	—

Total current assets	139,978	119,806
Restricted cash, long term	—	4,600
Property and equipment, net	14,054	10,600
Intangible assets, net	71,506	61,958
Goodwill	16,495	16,936
Other assets	85	2,884
TerreStar assets, discontinued	4,105	—

Total assets	$246,223	$216,784

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,171	$6,974
Vendor note payable, current portion	206	225
Deferred revenue, current portion	4,882	4,538
Other current liabilities	65	74
TerreStar liabilities, discontinued	549	—

Total current liabilities	11,873	11,811
Deferred revenue, net of current portion	20,690	23,243
Vendor note payable, net of current portion	696	470

Total liabilities	33,259	35,524
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; no shares issued or outstanding at December 31, 2004 and 2005	—	—
Common stock, $0.01 par value. Authorized 200,000,000 shares; 14,118,159 shares issued and outstanding at December 31, 2004 and 2005	141	141
Non-voting common stock, $0.01 par value. Authorized 100,000,000 shares; 25,478,273 shares issued and outstanding at December 31, 2004 and 2005	255	255
Additional paid in capital	321,395	331,510
Deferred compensation	(4,185)	(4,420)
Accumulated other comprehensive loss	(494)	(1,123)
Accumulated deficit	(104,148)	(145,103)

Total stockholders’ equity	212,964	181,260

Total liabilities and stockholders’ equity	$246,223	$216,784

See accompanying notes.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year ended December 31
	2003	2004	2005
Revenues:
Services and related revenues	$25,536	$26,664	$27,200
Equipment sales and other revenues	1,588	2,343	2,181

Total revenues	27,124	29,007	29,381
Operating expenses:
Satellite operations and cost of services (exclusive of depreciation and amortization shown separately below)	15,640	16,618	14,264
Next-generation expenditures (exclusive of depreciation and amortization shown separately below)	4,268	8,593	18,516
Sales and marketing	1,973	4,762	4,093
General and administrative	4,319	7,350	15,552
Depreciation and amortization	17,928	18,439	16,109

Total operating expenses	44,128	55,762	68,534

Loss from continuing operations before other income (expense)	(17,004)	(26,755)	(39,153)
Other income (expense):
Management fee from MSV Canada	3,200	3,568	—
Equity in losses of MSV Canada	(1,030)	(275)	—
Interest income	41	442	3,490
Interest expense	(9,616)	(8,551)	(145)
Management fee from TerreStar	—	—	3,621
Other income, net	737	55	61

Loss from continuing operations before cumulative effect of change in accounting principle	(23,672)	(31,516)	(32,126)
Loss from TerreStar discontinued operations	(4,328)	(1,939)	(9,553)

Loss before cumulative effect of change in accounting principle	(28,000)	(33,455)	(41,679)
Cumulative effect of change in accounting principle	—	—	724

Net loss	$(28,000)	$(33,455)	$(40,955)

Basic and diluted loss per share:
Continuing operations	$(1.30)	$(1.23)	$(0.81)
Discontinued operations	(0.24)	(0.08)	(0.24)
Cumulative effect of change in accounting principle	—	—	0.02

Net loss per share	$(1.54)	$(1.31)	$(1.03)

Basic and diluted weighted average shares outstanding	18,148,347	25,658,765	39,596,432

See accompanying notes.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Consolidated Statements of Stockholders’ Equity (Deficit)

(In thousands)

	Preferred Stock	Voting Common Stock	Non-Voting Common Stock	Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)	Comprehensive Income (Loss)
Balance, December 31, 2002	$—	$36	$141	$65,775	$—	$7	$(42,693)	$23,266
Issuance of common stock	—	4	7	3,689	—	—	—	3,700
Net loss	—	—	—	—	—	—	(28,000)	(28,000)	$(28,000)
Change in market value of derivative instruments	—	—	—	—	—	82	—	82	82
Foreign currency translation adjustment	—	—	—	—	—	(32)	—	(32)	(32)

Balance, December 31, 2003	—	40	148	69,464	—	57	(70,693)	(984)
Total, year ended December 31, 2003									$(27,950)

Issuance of common stock	—	101	107	162,425	—	—	—	162,633
Conversion of Notes	—	—	—	84,922	—	—	—	84,922
Issuance of MSV options	—	—	—	4,680	(4,680)	—	—	—
Amortization of deferred compensation	—	—	—	—	495	—	—	495
Distribution of warrant in subsidiary	—	—	—	(96)	—	—	—	(96)
Net loss	—	—	—	—	—	—	(33,455)	(33,455)	$(33,455)
Change in market value of derivative instruments	—	—	—	—	—	(45)	—	(45)	(45)
Foreign currency translation adjustment	—	—	—	—	—	(506)	—	(506)	(506)

Balance, year ended December 31, 2004	—	141	255	321,395	(4,185)	(494)	(104,148)	212,964
Total, year ended December 31, 2004									$(34,006)

Issuance of MSV options	—	—	—	8,717	(8,717)	—	—	—
Amortization of deferred compensation	—	—	—	—	8,369	—	—	8,369
Distribution of TerreStar	—	—	—	869	113	—	—	982
Exercise of MSV options	—	—	—	529	—		—	529
Net loss	—	—	—	—	—	—	(40,955)	(40,955)	$(40,955)
Change in market value of derivative instruments	—	—	—	—	—	(37)	—	(37)	(37)
Foreign currency translation adjustment	—	—	—	—	—	(592)	—	(592)	(592)

Balance, December 31, 2005	$—	$141	$255	$331,510	$(4,420)	$(1,123)	$(145,103)	$181,260

Total, year ended December 31, 2005									$(41,584)

See accompanying notes.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31
	2003	2004	2005
Operating activities
Net loss	$(28,000)	$(33,455)	$(40,955)
Loss from TerreStar discontinued operations	4,328	1,939	9,553

Loss from continuing operations	(23,672)	(31,516)	(31,402)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
TerreStar discontinued operations	(1,755)	(7,236)	113
Cumulative effect of change in accounting principle	—	—	(724)
Depreciation and amortization	17,928	18,439	16,109
Equity in losses of MSV Canada	1,030	275	—
Amortization of deferred compensation	—	495	8,369
Changes in operating assets and liabilities:
Accounts receivable	(1,062)	917	53
Management fee due from TerreStar	—	—	(769)
Inventory	712	708	(12)
Prepaid expenses and other assets	(938)	333	(3,478)
Accounts payable and accrued expenses	307	2,765	672
Other current liabilities	(752)	(120)	9
Accrued interest	7,385	(12,589)	—
Deferred revenue	1,274	(2,677)	(988)

Net cash provided by (used in) operating activities	457	(30,206)	(12,048)
Investing activities
Purchase of Motient satellite business, net of cash acquired	(2,200)	—	—
Purchase of property and equipment	(967)	(344)	(294)
Purchase of intangible assets and other assets	—	(500)	—
Restricted cash	579	(1)	(6,134)
Purchase of investments	—	—	(52,278)
Investing activities of TerreStar discontinued operations	(1,944)	(3,791)	—

Net cash used in investing activities	(4,532)	(4,636)	(58,706)
Financing activities
Proceeds from issuance of common stock	3,700	162,633	—
Proceeds from exercise of MSV options	—	—	529
Principal payment on notes payable	(1,575)	(2,370)	—
Principal payment on vendor notes payable	—	—	(206)
Financing activities of TerreStar discontinued operations	—	4	—

Net cash provided by financing activities	2,125	160,267	323
Effect of exchange rates on cash and cash equivalents	134	(66)	1,232

Net (decrease) increase in cash and cash equivalents	(1,816)	125,359	(69,199)
Cash and cash equivalents, beginning of period	5,581	3,765	129,124

Cash and cash equivalents, end of period	$3,765	$129,124	$59,925

Supplemental information
Cash paid for interest	$2,125	$21,395	$102

Distribution of TerreStar	$—	$—	$869

Non-cash financing information
Equipment obtained through issuance of vendor note	$1,029	$—	$—

Conversion of Notes	$—	$84,922	$—

See accompanying notes.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements

1. Basis of Presentation, Organization and Business

On May 6, 2006, SkyTerra Communications, Inc. (“SkyTerra”) entered into agreements with certain other partners in Mobile Satellite Ventures LP (“MSV” or the “Company”) and the minority stakeholders in its MSV Investors, LLC subsidiary (“MSV Investors”) that, upon closing, resulted in the consolidation of majority ownership and control of MSV and MSV’s corporate general partner, Mobile Satellite Ventures GP Inc. (“MSV GP”), by SkyTerra, as well as SkyTerra owning all of the equity interests in MSV Investors (the “MSV Exchange Transactions”). Pursuant to these agreements, on September 25, 2006, SkyTerra issued an aggregate of 39,596,432 shares of voting and non-voting common stock to a wholly-owned subsidiary of Motient Corporation (“Motient”), other limited partners of MSV and the minority stakeholders in MSV Investors in exchange for approximately 14.2 million limited partnership interests of MSV, all of the common stock of MSV GP and all of the equity interests in MSV Investors held by these parties, resulting in SkyTerra owning 52% of MSV on a fully diluted basis and 78% of MSV GP. Pursuant to the terms of these transactions, Motient agreed to use commercially reasonable efforts to distribute 25,478,273 shares of the common stock that it received to its common stockholders as soon as practical. Prior to such distribution by Motient, these shares are non-voting. Notwithstanding the legal form of the MSV Exchange Transactions, the MSV Exchange Transactions have been accounted for as a reverse acquisition under the purchase method of accounting, with MSV being treated as the accounting acquirer of SkyTerra. The determination that MSV is the accounting acquirer was based primarily on the relative voting rights of the MSV and SkyTerra shareholder groups in the combined company after the MSV Exchange Transactions and the expected composition of senior management of the combined company. Accordingly, the historical financial statements of SkyTerra prior to September 25, 2006 are the historical financial statements of MSV as a result of the MSV Exchange Transactions. The consolidated financial statements of MSV prior to September 25, 2006 have been retroactively restated to reflect the recapitalization of MSV with the 39,596,432 shares of SkyTerra common stock issued to MSV equity holders in the MSV Exchange Transactions.

MSV’s predecessor company, Motient Satellite Ventures LLC, was organized as a limited liability company pursuant to the Delaware Limited Liability Company Act on June 16, 2000, by Motient. On December 19, 2000, Motient Satellite Ventures LLC changed its name to Mobile Satellite Ventures LLC (MSV LLC). On November 26, 2001, MSV LLC was converted into a limited partnership subject to the laws of the state of Delaware. Concurrent with such conversion, the Company acquired certain assets and liabilities of the Motient and TMI satellite businesses. In connection with its purchase of TMI’s satellite business, the Company acquired a 20% equity interest in Mobile Satellite Ventures (Canada) Inc. (MSV Canada) and a 33 1/3% equity interest in Mobile Satellite Ventures Holdings (Canada) Inc. (MSV Holdings). In February 2002, the Company established TerreStar Networks, Inc. (TerreStar), a wholly-owned subsidiary, to develop business opportunities related to the planned receipt of certain licenses in the 2 GHz radio frequency band (see Note 10). On May 11, 2005, certain limited partners exercised previously distributed rights to acquire all of the shares of TerreStar owned by the Company. As a result of this transaction, TerreStar is no longer a subsidiary of the Company. The assets and liabilities and operating performance of the TerreStar business are classified as TerreStar discontinued operations in the accompanying consolidated financial statements (see Note 10).

The Company provides mobile satellite and communications services to individual and corporate customers in the United States and Canada via its own satellite and leased satellite capacity. The Company’s operations are subject to significant risks and uncertainties including technological, competitive, financial, operational, and regulatory risks associated with the wireless communications business. Uncertainties also exist regarding the Company’s ability to raise additional debt and equity financing and the ultimate profitability of the Company’s proposed next-generation wireless system. The Company will require substantial additional capital resources to construct its next-generation wireless system.

The Company’s current operating assumptions and projections, which reflect management’s best estimate of future revenue, capital commitments, and operating expenses, indicate that anticipated operating expenditures through 2006 can be met by cash flows from operations and available working capital; however, the Company’s ability to meet its projections is subject to uncertainties, and there can be no assurance that the Company’s current projections will be accurate. If the Company’s cash requirements are more than projected, the Company may require additional financing.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

The type, timing, and terms of financing, if required, selected by the Company will be dependent upon the Company’s cash needs, the availability of financing sources, and the prevailing conditions in the financial markets. There can be no assurance that such financing will be available to the Company at any given time or available on favorable terms.

2. Significant Accounting Policies

Consolidation

The consolidated financial statements as of and for the years ended December 31, 2003 and 2004, include the accounts of the Company and its majority owned subsidiaries prepared in accordance with accounting principles generally accepted in the United States (GAAP). The consolidated financial statements as of and for the year ended December 31, 2005 include the accounts of the Company and its majority-owned subsidiaries and all variable interest entities for which the Company is the primary beneficiary, in accordance with GAAP. All intercompany accounts are eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the consolidated financial statements include management’s judgments regarding the allowance for doubtful accounts, reserves for inventory, future cash flows expected from long-lived assets, accrued expenses, and the fair value of the Company’s partnership units for purposes of accounting for options. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include investments such as money market accounts with an original maturity of three months or less.

Investments

The Company’s investments are all either U.S. Treasury securities or obligations of U.S. government agencies, with original maturities of not more than twelve months. All of the Company’s investments are considered held-to-maturity and are reported at amortized cost. The following is a summary of our held-to-maturity securities (in thousands):

December 31, 2005
Amortized Cost and Net Carrying Amount	$52,278
Gross Unrealized Loss	(57)

Estimated Fair Value	$52,221

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

Restricted Cash

In connection with the purchase of the satellite business in 2001, the Company retained a portion of the purchase price, which was restricted to pay Motient’s rent obligation to the Company for the lease of office space in the Company’s headquarters and to ensure the provision of certain services to the Company by Motient under a transition services agreement. During the year ended December 31, 2003, approximately $531,000 was used to satisfy Motient’s obligations under its sublease with the Company, and approximately $51,000 was remitted to Motient for services provided to MSV. As of December 31, 2004, the restricted cash balance for this purpose was $74,000. During March, 2005, all obligations under this transition services agreement were satisfied and all remaining funds were released to Motient and MSV.

On January 10, 2005, and on May 23, 2005 the Federal Communication Commission’s (FCC) International Bureau authorized MSV to launch and operate new L-Band mobile satellite services (MSS) systems that will occupy orbital locations that are in addition to the company’s existing orbital slots, and satellites. The International Bureau requires all grants for new systems to be supported by a performance bond. In accordance with this requirement, the Company secured a five-year, $3.0 million bond for each satellite system. The bonds are fully collateralized by a $3.0 million letter of credit for each bond, secured by $6.0 million cash on deposit, which is reflected as restricted cash in the accompanying consolidated balance sheet as of December 31, 2005.

Inventory

Inventories consist of finished goods that are communication devices and are stated at the lower of cost or market, average cost method. The Company periodically assesses the market value of its inventory, based on sales trends and forecasts and technological changes, and records a charge to current-period income when such factors indicate that a reduction in net realizable value has occurred.

Property and Equipment

Property and equipment acquired in business combinations are recorded at their estimated fair value on the date of acquisition. Purchases of property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives, ranging from three to ten years. During the year ended December 31, 2004, MSV initiated inclined orbit of the MSAT-2 satellite, effectively extending its fuel life. In March 2005, the Company completed a formal evaluation of the impact of this action and concluded that the satellite’s useful life had been extended by approximately five years to December 2010. The depreciable life of this satellite was extended by five years on a prospective basis. This change in estimate decreased the net loss for the year ended December 31, 2005, by approximately $4.1 million, or $0.10 per share.

Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining lease term.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets, including property and equipment and intangible assets other than goodwill, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If such estimated cash flows are less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. No impairment charges were recorded related to the continuing operations of the Company in the years ended December 31, 2003, 2004, or 2005 (see Note 10). The Company’s

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced significantly in the future. As a result, the carrying amount of long-lived assets may be reduced in the future.

Goodwill

SFAS No. 142, Goodwill and Other Intangible Assets, requires the use of a non-amortization approach to account for purchased goodwill. Under a non-amortization approach, goodwill is not amortized into results of operations, but instead is reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill is determined to be more than its estimated fair value. The Company performs its annual impairment test on December 31 or when certain triggering events occur. No impairment charges were recorded in the years ended December 31, 2003, 2004, or 2005.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments and accounts receivable. The Company maintained cash balances at financial institutions that exceeded federally insured limits as of December 31, 2004 and 2005. The Company maintains its cash and cash equivalents at high-credit-quality institutions, and as a result, management believes that credit risk related to its cash is not significant.

The Company generally grants credit to customers on an unsecured basis. The Company performs ongoing evaluations of probability of collection of amounts owed to the Company. The Company records an allowance for doubtful accounts equal to the amount estimated to be potentially uncollectible.

The Company’s significant customers, as measured by percentage of total revenues, were as follows:

	Year ended December 31
	2003	2004	2005
Customer A	12%	*	*
Customer B	11%	*	*
Customer C	13%	14%	12%

The Company’s significant customers, as measured by percentage of total accounts receivable, were as follows:

	December 31
	2004	2005
Customer B	12%	*
Customer C	12%	*
Customer D	11%	*

*	Customer did not represent more than 10% for the period presented.

Fair Value of Financial Instruments

SFAS No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosures regarding the fair value of certain financial instruments. The carrying amount of the Company’s cash and cash equivalents, investments, restricted cash, accounts receivable, accounts payable, and accrued expenses approximates their fair value because of the short-term maturity of these instruments. The fair value of the vendor note payable approximates fair value as of December 31, 2005.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

Stock-Based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans using the fair value method. The Company accounts for employee stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. The Company recognizes compensation expense on a straight-line basis over the vesting period. The Company accounts for stock based compensation awarded to non-employees as prescribed in SFAS No. 123.

The following illustrates the effect on net loss if the Company had applied the fair value method of SFAS No. 123 (in thousands):

	Year ended December 31
	2003	2004	2005
Net loss, as reported	$(28,000)	$(33,455)	$(40,955)
Add stock-based compensation included in reported net loss	—	495	8,482
Stock-based compensation expense determined under fair value method	(1,080)	(1,952)	(10,709)

Pro forma net loss	$(29,080)	$(34,912)	$(43,182)

Basic and diluted loss per share:
As reported	$(1.54)	$(1.31)	$(1.03)
Pro forma	$(1.60)	$(1.36)	$(1.09)

The weighted-average fair value of options to purchase MSV units granted during the years ended December 31, 2003, 2004 and 2005 was $0.91, $4.61 and $11.11, respectively. The fair value of the options granted was estimated at the grant date using the minimum-value method, with the following weighted-average assumptions:

	Year ended December 31
	2003	2004	2005
Expected life (years)	5	5	5
Risk-free interest rate	3.16%	3.31%	2.91%
Dividend yield	0%	0%	0%
Volatility	*	*	*

*	Assumption is not applicable to the minimum value method.

As the MSV options were not included in the MSV Exchange Transactions described in Note 1, all options granted by MSV remain outstanding. Upon exercise, an option holder will receive a limited partner unit of MSV.

Revenue Recognition

The Company generates revenue primarily through the sale of wireless airtime service and equipment. The Company recognizes revenue when the services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed and determinable, and collectibility is probable. The Company receives activation fees related to initial registration for retail customers. Revenue from activation fees is deferred and recognized ratably over the customer’s contractual service period, generally one year. The Company records equipment sales upon transfer of title and accordingly recognizes revenue upon shipment to the customer.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

Next-Generation Expenditures

The Company classifies costs it incurs related to the development and deployment of its mobile satellite service (MSS)/ancillary terrestrial component (ATC) hybrid network as next-generation expenditures in the accompanying consolidated statement of operations in order to distinguish these costs from the costs related to its existing satellite-only MSS. Next-generation expenditures include costs associated with the Company’s next-generation hybrid network as follows (in thousands):

	Year ended December 31
	2003	2004	2005
Employee-related costs	$2,270	$3,425	$6,918
Research & development expenses	—	769	5,010
Consultant expenses	833	2,663	3,941
Legal & regulatory expenses	944	1,053	1,413
Patent costs & fees	221	683	1,234

Total next-generation expenditures	$4,268	$8,593	$18,516

Income Taxes

As a limited partnership, the Company has not been subject to income tax directly. Rather, each partner is subject to income taxation based on the partner’s portion of the Company’s income or loss as defined in the partnership agreement. The Company’s Canadian subsidiaries are organized as corporations in Canada, and are subject to entity-level tax (see Note 11).

Foreign Currency and International Operations

The functional currency of two of the Company’s subsidiaries is the Canadian dollar. The financial statements of these subsidiaries are translated to U.S. dollars using period-end rates for assets and liabilities, and period-average rates for revenues and expenses. The impact of translation is included as a component of accumulated other comprehensive income in the accompanying consolidated balance sheets. In addition, the Company realized foreign exchange transaction gains, which are a component of other income in the accompanying consolidated statements of operations. For the years ended December 31, 2003, 2004 and 2005, foreign exchange transaction gains were approximately $445,000, $41,000 and $23,000, respectively.

Derivatives

The Company accounts for derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires the recognition of all derivatives as either assets or liabilities measured at fair value with changes in fair value of derivatives reflected as current-period income (loss) unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity and subsequently recognized in earnings along with the related effects of the hedged items. Any ineffective portion of hedges is reported in earnings as it occurs.

In the normal course of business, the Company is exposed to the impact of fluctuations in the exchange rate of the Canadian dollar. The Company limits this risk by following an established foreign currency financial management policy. This policy provides for the use of forward and option contracts, which limit the effects of exchange rate fluctuations of the Canadian dollar on financial results. The Company does not use derivatives for trading or speculative purposes. As of December 31, 2003, 2004 and 2005, the Company hedged portions of its forecasted expenses and equipment purchases, payable in Canadian dollars or Euros, totaling approximately $2.8 million,

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

$923,000, and $1.2 million, respectively, by entering into forward contracts and option contracts. In general, these contracts have varying maturities up to, but not exceeding, one year with cash settlements made at maturity based upon rates agreed to at contract inception. All derivatives held by the Company satisfy the hedge criteria of SFAS No. 133. The Company’s unrealized gains on these contracts were $81,000, $36,000 and $0 as of December 31, 2003, 2004, and 2005, respectively, which are reflected as a component of accumulated other comprehensive income and an asset within prepaid expenses and other current assets in the accompanying consolidated balance sheets.

Comprehensive Income

Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Other comprehensive income refers to revenue, expenses, gains and losses that under accounting principles generally accepted in the United States are included in comprehensive income, but excluded from net income. For the period presented, the elements within other comprehensive income, net of tax, consisted of foreign currency translation adjustments and the changes in the market value and expiration of the Company’s derivative instruments.

The components of accumulated other comprehensive income was as follows (in thousands):

	December 31
	2004	2005
Unrealized gain in market value of derivative instruments	$37	$—
Foreign currency translation adjustment	(531)	(1,123)

Accumulated other comprehensive income (loss)	$(494)	$(1,123)

Investments in MSV Canada and MSV Holdings

For the years ended December 31, 2003 and 2004, the Company accounted for its equity investments in MSV Canada and MSV Holdings pursuant to the equity method of accounting. The carrying value of these investments was $0 at each balance sheet date. Because the Company is obligated to provide working capital financial support to MSV Canada through a management agreement, the Company recorded losses related to such funding as equity in losses of MSV Canada in the accompanying consolidated statements of operations.

In January 2003, the FASB issued Financial Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities—an Interpretation of Accounting Research Bulletin No. 51. FIN 46 provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.

In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no party absorbs a majority of the VIE’s losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

FIN 46 was effective immediately for VIEs created after January 31, 2003, and was effective January 1, 2005, for VIEs created before February 1, 2003. The provisions of FIN 46, as revised, were adopted as of January 1, 2005, for the Company’s interest in MSV Canada, which was created prior to February 1, 2003.

The Company determined that it is the primary beneficiary of MSV Canada as a result of its direct and indirect ownership interests in MSV Canada, its obligation to fund MSV Canada, and the management and capacity agreements between the Company and MSV Canada. The Company is obligated, by contract, to fund MSV Canada. This obligation continues indefinitely, but may terminate upon written agreement between the Company and MSV Canada, or upon one party becoming the beneficial owner of all of the shares of MSV Canada.

In accordance with the transition provisions of FIN 46, the assets, liabilities, and noncontrolling interests of newly consolidated VIEs such as MSV Canada were initially recorded at the amounts at which they would have been carried in the consolidated financial statements if FIN 46 had been effective when the Company first met the conditions to be the primary beneficiary of the VIE. The assets, as consolidated by MSV, of MSV Canada consist primarily of its satellite, which has a carrying value of approximately $1.3 million at December 31, 2005 and is included in property, plant, and equipment in the Company’s consolidated balance sheet. The consolidated liabilities of MSV Canada consist primarily of its deferred revenue, which has a carrying value of approximately $1.4 million at December 31, 2005 and is included in deferred revenue in the Company’s consolidated balance sheet.

The difference between the net amount added to the Company’s consolidated balance sheet related to MSV Canada and the Company’s previously recognized interest in MSV Canada represented a gain of approximately $724,000 and was recognized as a cumulative effect of change in accounting principle during the year ended December 31, 2005. The adoption of FIN 46 on January 1, 2005 also increased total assets by approximately $3.3 million and total liabilities by approximately $2.6 million. Prior periods were not restated. Had FIN 46 been applied retroactively, the impact on prior periods would not have been material. Neither the assets nor liabilities of MSV Canada have been reported in any of the Company’s financial statements prior to January 1, 2005.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution from the exercise or conversion of securities into common stock. For the years ended December 31, 2003, 2004 and 2005, the effect of the exercise or conversion of securities into common stock was excluded from the computation of diluted earnings (loss) per share, as such effect would be antidilutive.

Recent Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, supersedes APB Opinion No. 25, and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company will be required to adopt SFAS No. 123(R) using the prospective method, as the Company used the minimum-value method for disclosure purposes. The new standard will be effective for the Company for the year beginning January 1, 2006. As the Company currently accounts for share-based payments using the intrinsic value method as allowed by APB Opinion No. 25, the adoption of the fair value method under SFAS No. 123(R) will have an impact on the Company’s results of operations. However, the extent of impact of the adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

Reclassifications

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

3. Intangible Assets and Goodwill

The Company’s intangible assets and goodwill arose primarily as a result of the Company’s 2001 acquisitions of the Motient and TMI satellite businesses. These transactions were accounted for using the purchase method of accounting. At the time of the acquisition, the Company allocated the purchase price to the assets acquired and liabilities assumed based on their respective estimated fair values. In addition, under the terms of the purchase agreement, during 2003, the Company paid $2.2 million in contingent consideration to Motient for the provision of services to a customer under a contract assumed by the Company. This payment was accounted for as contingent consideration and was included in the determination of the purchase price when paid to Motient.

The Company’s identifiable intangible assets consist of the following (in thousands):

	December 31
	2004	2005
Customer contracts	$18,178	$18,219
Next-generation intellectual property	82,600	82,600

	100,778	100,819
Accumulated amortization	(29,272)	(38,861)

Intangible assets, net	$71,506	$61,958

Customer contracts are amortized over a period ranging from 4.5 to 5 years. Next-generation intellectual property is amortized over periods ranging from 4.5 to 15 years. During the years ended December 31, 2003, 2004 and 2005, the Company recorded approximately $9.4 million, $9.5 million and $9.5 million, respectively, of amortization expense related to these intangible assets. The Company’s next-generation intellectual property consists of a combination of licenses and contractual rights to various authorizations, various applications, certain technology, and certain other rights. The changes in the recorded balance of goodwill and customer contracts are primarily the result of the fluctuation of the exchange rate between the U.S. dollar and Canadian dollar.

Future amortization of intangible assets is as follows as of December 31, 2005 (in thousands):

2006	$7,512
2007	5,585
2008	5,585
2009	5,474
2010	5,474
Thereafter	32,328

$61,958

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

4. Balance Sheet Details

Property and equipment consisted of the following (in thousands):

	December 31
	2004	2005
Space and ground segments	$40,578	$48,510
Office equipment and furniture	927	958
Leasehold improvements	435	493

	41,940	49,961
Accumulated depreciation	(27,886)	(39,361)

Property and equipment, net	$14,054	$10,600

Accounts payable and accrued expenses consisted of the following (in thousands):

	December 31
	2004	2005
Accounts payable	$2,448	$2,342
Accrued expenses	1,369	1,738
Accrued compensation and benefits	2,012	2,502
Accrued interest	342	392

Total accounts payable and accrued expenses	$6,171	$6,974

5. Long-Term Debt

Notes Payable

In November 2001, the Company issued $55.0 million of Convertible Notes and $26.5 million of Non-Convertible Notes (collectively, the Notes) to finance the acquisitions of the Motient and TMI satellite businesses. In August 2002, the Company issued an additional $3.0 million of Convertible Notes. The Notes were scheduled to mature on November 26, 2006, and bore interest at 10% per annum, compounded semiannually and payable at maturity. In August 2003, the Company repaid approximately $1.6 million of the principal, and all of the accrued interest of approximately $2.1 million, on one of the Non-Convertible Notes.

In April 2004, the Company made payments totaling approximately $2.4 million for principal and $2.6 million for accrued interest on the Non-Convertible Notes. In November 2004, $22.6 million of Non-Convertible Notes and $3.3 million of accrued interest were exchanged for equity interests in the Company, and $56,000 of accrued interest was paid in cash. At the same time, $58.0 million of Convertible Notes and $1.0 million of accrued interest were converted into equity interests in the Company, and $18.2 million of accrued interest was paid in cash. At the completion of this transaction, all outstanding principal and interest obligations on the Notes were extinguished.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

Vendor Notes Payable

In February 2003, the Company entered into an agreement with a satellite communications provider that is a related party (the Vendor) for the construction and procurement of a ground station. The Vendor provided financing for this project totaling approximately $1.0 million at an interest rate of 9.5%. Future payments on the Vendor note payable as of December 31, 2005, are as follows (in thousands):

2006	$279
2007	279
2008	233

Total future payments	791
Less: interest	(96)

Principal portion	695
Less: current portion	(225)

Long-term portion of vendor note payable	$470

6. Equity

Notwithstanding the recapitalization of the Company’s historical partners’ equity (deficit) in the accompanying consolidated financial statements as described in Note 1, for the years ended December 31, 2003, 2004 and 2005, the Company operated as a limited partnership. Pursuant to the Limited Partnership Agreement of the Company, the partners’ interests in the Company consisted of MSV Common Units and MSV Class A Preferred Units. The Company’s general partner, MSV GP, a Delaware corporation, has no economic interest in the Company and is owned by the Company’s limited partners in proportion to their fully diluted interests in the Company.

Profits and losses are allocated to the partners in proportion to their economic interests. Losses allocated to any partner for any fiscal year will not exceed the maximum amount of losses that may be allocated to such partner without causing such partner to have an adjusted capital account deficit at the end of such fiscal year. Any losses in excess of this limitation shall be specially allocated solely to the other partners. Thereafter, subsequent profits shall be allocated to reverse any such losses specially allocated pursuant to the preceding sentence. Except for certain capital proceeds and upon liquidation, the Company shall make distributions as determined by the Board of Directors to the partners in proportion to their respective percentage interests. Upon dissolution of the Company, a liquidating trustee shall be appointed by the Board, or under certain circumstances, the required investor majority, as defined, who shall immediately commence to wind up the Company’s affairs. The proceeds of liquidation shall be distributed in the following order:

•	First, to creditors of the Company, including partners, in the order provided by law

•	Thereafter, to the partners in the same order as other distributions

The Class A Preferred Units and Common Units had many of the same rights and privileges, except the Class A Preferred Units had preference over the Common Units in receiving proceeds resulting from a distribution of assets in certain circumstances. In November 2004, the Company’s limited partnership agreement was amended to eliminate the distinction between Class A Preferred and Common Units, and all Class A Preferred Units were converted to Common Units.

In August 2003, the Company received $3.7 million in exchange for the issuance of equity interests in the Company. In March 2004, the Company received $17.6 million in exchange for the issuance of equity interests in the Company. In November 2004, the Company received $145.0 million in proceeds from its existing investors in exchange for the issuance equity interests in the Company. Concurrently, the principal balance of $22.6 million of Non-Convertible Notes and accrued interest of $3.3 million were exchanged for equity interests in the Company, and $56,000 of accrued interest was paid in cash. In addition, $58.0 million of Convertible Notes and $1.0 million of accrued interest were converted into equity interests, and $18.2 million of accrued interest was paid in cash.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

7. Unit and Stock Option Plan

In December 2001, the Company adopted a unit option incentive plan (Unit Option Incentive Plan). Under the Unit Option Incentive Plan, the Company reserved for issuance and may grant up to five million options to acquire units to employees and directors upon approval by the Board of Directors. Options to acquire units generally vest over a three-year period and have a 10-year life. In July 2005, the total options available for grant were increased by 500,000. In February 2006, the total options available for grant were increased by 1,000,000 to 6,000,000. As the MSV options were not included in the MSV Exchange Transactions described in Note 1, all options granted by MSV remain outstanding. Upon exercise, an option holder will receive a limited partner unit of MSV.

Beginning in July 2004, the Company granted options with exercise prices at less than the estimated fair market value of the related units on the option’s grant date, for which the intrinsic value is recorded as deferred compensation. The deferred compensation is amortized over the options’ vesting period.

Determining the fair value of units underlying employee options (Limited Investor Units) requires complex and subjective judgments. The Company utilized the market approach to estimate the fair value of Limited Investor Units at each date on which options were granted. The market approach uses an analysis of the observable market price of equity instruments for companies with similar assets and businesses. The Company estimated the value of a Limited Investor Unit based on the values implied for partnership units (Common Units) held by limited partners which hold significant interests in the Company, and whose equity securities are publicly traded. In order to derive the amount of the publicly traded security’s value attributable to the Common Units, the Company used the market approach to estimate the value of other equity investments and assets owned by the respective limited partner, and therefore included in the public equity value of those securities. The Company made adjustments to account for the differences in volatility and liquidity between the publicly traded reference securities and a private Common Unit. The Company determined the estimated value of a Limited Investor Unit by making further adjustments to account for differences in rights attributable to a Common Unit as compared to those of a Limited Investor Unit. There is inherent uncertainty in making these estimates.

During 2005, the Company’s Compensation Committee of the Board of Directors determined that a “Change of Control” of the Company, as defined in the Unit Option Incentive Plan, occurred. This interpretation was related to Motient’s acquisition, in February 2005, of MSV interests previously held by other MSV limited partners. This Change of Control in turn triggered the acceleration of vesting of all of the Company’s then outstanding options that were subject to accelerated vesting, and recognition as additional compensation expense of approximately $3.8 million of previously deferred compensation expense associated with these options in the year ended December 31, 2005.

	Options to Acquire Units	Weighted-Average Exercise Price
Options outstanding at December 31, 2002	1,388,500	$6.45
Granted	1,621,500	6.45
Canceled	(115,833)	6.45

Options outstanding at December 31, 2003	2,894,167	6.45
Granted	1,497,750	6.81
Canceled	(78,334)	6.45

Options outstanding at December 31, 2004	4,313,583	6.58
Granted	866,000	22.43
Canceled	(110,333)	8.95
Exercised	(82,045)	6.45

Options outstanding at December 31, 2005	4,987,205	$9.49

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

At December 31, 2004 and 2005, 1,807,167 and 3,596,896 options, respectively, were exercisable. The following table summarizes the weighted-average option information as of December 31, 2005:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Life	Weighted-Average Exercise Price	Number Exercisable
$6.45	4,363,705	7.30	$6.45	3,542,396
$29.45	592,500	9.43	$29.45	54,500
$56.33	31,000	9.92	$56.33	—

$6.45 – $56.33	4,987,205	7.12	$9.49	3,596,896

8. Related Party Transactions

During the years ended December 31, 2003, 2004 and 2005, the Company incurred approximately $151,000 and $1,000 and $0 of administrative expenses related primarily to services provided by Motient. In addition, the Company provided facilities-related services to Motient of approximately $134,000 during the year ended December 31, 2003.

The Company has rights and services agreement with MSV Canada, under which the Company provides various technical support and other services to MSV Canada, such as allowing access to its intellectual property; providing voice- and data-switching capabilities; providing backup, restoral, and emergency spectrum and satellite capacity; and providing accounting, customer service, and billing services. The Company also leases satellite capacity from MSV Canada pursuant to a lease agreement. The term of the lease extends for 25 years and may be terminated by the Company with one year’s notice or by either party in certain circumstances. The amount of the lease payments is determined by the parties periodically based upon the amount of capacity usage by the Company and market rates. Prior to consolidating MSV Canada in 2005 (see Note 2), the capacity fee was included in the satellite operations cost in the accompanying consolidated income statement. During the years ended December 31, 2003, 2004 and 2005, the capacity fee paid by the Company to MSV Canada was approximately $4.9 million, $5.8 million, and $6.3 million, respectively. The rights and services fee received by the Company from MSV Canada during the years ended December 31, 2003, 2004 and 2005 was $3.2 million, $3.6 million, and $4.5 million, respectively.

During the years ended December 31, 2003, 2004 and 2005, the Company incurred approximately $36,000, $193,000 and $159,000 respectively, of consulting expenses for services provided by a company controlled by a former limited partner and former member of the Company’s general partner’s board of directors. Certain of the Company’s intellectual property was acquired by assignment from entities controlled by this former limited partner of the Company and former member of the Company’s general partner’s board of directors. In certain circumstances where the Company generates royalties from licensing its ancillary terrestrial component (ATC) intellectual property to third parties, the Company may be required to share a portion of such royalty payments with such person and/or related entities

During the years ended December 31, 2003, 2004 and 2005, the Company incurred approximately $- million, $2.5 million and $1.3 million, respectively, of expenses for services provided by Hughes Network Systems LLC. During the years ended December 31, 2003, 2004 and 2005, the Company purchased certain services from Electronic System Products, Inc. of approximately $-, $210,000 and $11,000, respectively. During these periods, Hughes Network Systems LLC and Electronic System Products, Inc. were controlled by SkyTerra. SkyTerra was controlled by Apollo Advisors L.P., an investment company in which two of the directors of MSV GP are partners.

The Company leases office space from Telesat, an affiliate of TMI (see Note 9). Under its lease agreement, the Company paid approximately $361,000, $429,000 and $507,000, during the years ended December 31, 2003, 2004 and 2005, respectively. The Company has entered into an operational services agreement with Telesat to provide regular maintenance and tracking of space debris of the MSAT-1 satellite. The Company paid approximately $2.3

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

million, $2.4 million, and $1.9 million, respectively, in the years ended December 31, 2003, 2004, and 2005. The Company has entered into an agreement with Telesat to obtain telemetry, tracking, and control services for its MSAT-2 satellite. The agreement ends April 30, 2006, with automatic extension for three successive additional renewal periods of one year each. The agreement may be terminated at any time, provided that the Company makes a payment equal to the lesser of 12 months of service or the remaining service fee. For the years ended December 31, 2003, 2004 and 2005, the Company paid approximately $704,000, $1.1 million, and $1.1 million, respectively. During the years ended December 31, 2003, 2004 and 2005, the Company paid Telesat approximately $66,000, $74,000 and $143,000, respectively, for consulting services and $135,000, $130,000 and $135,000, respectively for administrative support services.

The Company has entered into an agreement whereby it has agreed to provide Infosat Communications Inc., (Infosat), a subsidiary of Telesat and an affiliate of TMI, with satellite services in Canada, a portion of which have been prepaid. As of December 31, 2004 and 2005, the balance of this prepayment was approximately $21.0 million and $21.4 million, respectively. In the years ended December 31, 2003, 2004, and 2005, the Company provided approximately $1.7 million, $2.5 million, and $2.3 million, respectively, of services to Infosat pursuant to this agreement, of which $1.4 million, $2.1 million, and $2.0 million was paid in cash, respectively, and $0.3 million, $0.4 million, and $0.3 million, respectively, was applied against the prepayment.

The Company’s vendor note payable is held by a related party (see Note 5).

The Company’s transactions with TerreStar are related party transactions (see Note 10).

9. Commitments and Contingencies

Leases

As of December 31, 2005, the Company has noncancelable operating leases, expiring through August 2008. Rental expense, net of sublease income, for the years ended December 31, 2003, 2004 and 2005, was approximately $1.1 million, $1.2 million, and $1.3 million, respectively.

Future minimum lease payments under noncancelable operating leases with initial terms of one year or more are as follows for the years ended December 31 (in thousands):

2006	$1,303
2007	1,303
2008	958

$3,564

Office facility leases may provide for periodic escalations of rent, rent abatements during specified periods of the lease, and payment of pro rata portions of building operating expenses, as defined. The Company records rent expense for operating leases using the straight-line method over the term of the lease agreement.

L-Band Space-Based Network Contract

The Company has entered into a firm fixed price contract with Boeing Satellite Systems Inc. (Boeing) to construct a space-based network that consists of a space segment and ground segment. Boeing is responsible for the comprehensive design, development, construction, manufacturing, testing, and installation of a space-based network, providing satellite launch support and other services related to mission operations and system training.

Under the terms of the contract, the Company will purchase up to three satellites with options for two additional satellites that must be exercised no later than October 2008. Each satellite is contracted to have a mission life of 15

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

years with a portion of the contract value payable if certain performance incentives are met, paid over the intended 15 year operating life. Under the Company’s contract with Boeing, Boeing has a first lien on each satellite and related work until title and risk of loss transfers to the Company upon launch (assuming the Company is then current in its payments under the contract). Should the Company become subject to a bankruptcy proceeding before Boeing’s lien is released, any interest the Company has in the satellites would secure the Company’s obligations to Boeing on a first priority basis.

Future maximum contractual payments under this contract, including all potential performance incentives and related interest payments on the incentives, not including options, are as follows for the years ended December 31, including the performance incentives payable (in thousands):

2006	$59,058
2007 through 2009	572,425
2010 through 2011	179,417
Thereafter	271,858

$1,082,758

If the Company elects to terminate the contract in whole or in part, the Company will be subject to termination liability charges that are in excess of contractual payments made prior to the termination date. The additional termination charges vary based upon the portion of the program being terminated and the state of completion of the terminated portion. In-part termination charges are spread over the remaining satellite payment milestones, while a full program termination charge is due upon termination. Generally, these charges range from $3 million to $200 million, declining after 2007. The Company also has an option to defer certain contractual payments after full construction commences with any deferrals to be repaid in full prior to satellite shipment.

Executive Employment Agreements

Certain executives have employment agreements that provide for severance and other benefits, as well as acceleration of option vesting in certain circumstances following a Change of Control. The agreement for one executive entitles that executive to a severance payment equal to 1.5 times the executive’s prior year salary and bonus as well as acceleration of vesting for 200,000 options currently held by the executive, should the executive terminate employment within the period defined in the agreement (originally six months following a change of control). Based on the February 2005 change in control (see Note 7), this executive could terminate employment and trigger the severance and vesting portions of the executive agreement. The executive has not elected to terminate employment and accordingly, no amounts have been accrued or expensed in the accompanying consolidated financial statements for this contingency as of December 31, 2005 other than the compensation expense for the intrinsic value of the options that vested during the year ended December 31, 2005.

On February 9, 2006 the Compensation Committee of the Board of Directors approved a modification to the agreement to extend the executive’s ability to exercise this change in control provision to February 9, 2007. Under SFAS No. 123(R), this modification will result in the recognition of additional expense during the quarter ended March 31, 2006.

Other Agreements

In September 2005, the Company entered into an agreement with a third-party that will provide the Company with rights to the use of certain intangible assets in future periods. The Company has prepaid approximately $3.0 million related to this agreement, $2.8 million of which is included in other assets, and $150,000 included in prepaid expenses and other current assets as of December 31, 2005, in the accompanying consolidated balance sheet. The Company has also agreed to provide additional annual payments of approximately $158,000 for the remainder of the contract. The Company is amortizing the costs of the contract ratably over the 20 year term of the agreement.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

Litigation and Claims

The Company is periodically a party to lawsuits and claims in the normal course of business. While the outcome of the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material adverse effect on the financial position or results of operations of the Company.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company recognizes a liability for these contingencies when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

Regulatory Matters

During 2001, Motient applied to the FCC to transfer licenses and authorizations related to its L-Band MSS system to the Company. This transfer was approved in November 2001. In connection with this application, Motient sought FCC authority to launch and operate a next-generation MSS system that will include the deployment of satellites and terrestrial base stations operating in the same frequencies as an integrated network. In February 2003, the FCC adopted general rules based on the Company’s proposal to develop an integrated satellite-terrestrial system, subject to the requirement that the Company file an additional application for a specific terrestrial component consistent with the broader guidelines issued in the February 2003 order. These broad guidelines govern issues such as aggregate system interference to other MSS operators, the level of integration between satellite and terrestrial service offerings, and specific requirements of the satellite component that the Company currently meets by virtue of its existing satellite system. While the Company’s current satellite assets satisfy these requirements, the Company has signed a contract to construct and deploy more powerful satellites and has relevant regulatory authorizations for these satellites.

The Company believes that the ruling allows for significant commercial opportunity related to the Company’s next-generation integrated network. Both proponents and opponents of the ATC, including the Company, asked the FCC to reconsider the rules adopted in the February 2003 order. Opponents of the ruling advocated changes that could adversely impact the Company’s business plans. The Company also sought certain corrections and relaxations of technical standards that would further enhance the commercial viability of the next-generation system. The FCC issued an order on reconsideration of the February 2003 order in February 2005. The FCC granted some of the corrections and relaxations of technical standards the Company has advocated and has rejected the requests for changes advocated by opponents of the FCC’s February 2003 order. Only Inmarsat Ventures Ltd. has filed a petition for reconsideration of the February 2005 order, which is currently pending. One terrestrial wireless carrier filed an appeal of the FCC’s February 2003 order with the United States Court of Appeals. This appeal has been withdrawn.

In November 2003, the Company applied for authority to operate ATC in conjunction with its and MSV Canada’s current and next-generation satellites. The FCC’s International Bureau granted this authorization, in part, in November 2004 and deferred certain issues to the FCC’s rulemaking proceeding, which was resolved in February 2005. One opponent of the Company’s application has asked the FCC to review the Company’s ATC authorization. This challenge is pending. The Company has also filed an application to modify its ATC authorization. Only one party has filed comments in opposition to this application. This application is pending. The Company has also received authorization to construct, launch and operate two satellites from the FCC. MSV Canada has also received authorization from Industry Canada to construct, launch, and operate a satellite. The Company and MSV Canada must meet certain milestone dates for each of these satellites. In January 2006, the Company entered into a contract with Boeing to construct these three satellites as required by the first FCC and Industry Canada milestone requirement for these satellite authorizations.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

There can be no assurance that, following the conclusion of the rulemaking and the other legal challenges, the Company will have authority to operate a commercially viable next-generation integrated network.

10. TerreStar Discontinued Operations

In February 2002, the Company established TerreStar, then a wholly owned subsidiary, to develop business opportunities related to the proposed receipt of certain licenses in the S-band. TMI holds the approval issued by Industry Canada for an S-band space station authorization and related spectrum licenses for the provision of MSS in the S-band band as well as an authorization from the FCC for the provision of MSS in the S-band. These authorizations are subject to FCC and Industry Canada milestones relating to construction, launch, and operational date of the system. TMI plans to transfer the Canadian authorization to an entity that is eligible to hold the Canadian authorization and in which TerreStar and/or TMI will have an interest, subject to obtaining the necessary Canadian regulatory approvals.

The operating losses and cash used by TerreStar related to its activities to acquire rights to assets associated with its proposed receipt of the S-bank license. In addition, TerreStar incurred costs related to its contract to construct a satellite system.

Distribution of TerreStar Stock

On December 20, 2004, the Company issued rights (the Rights) to receive all of the 23,265,428 shares of TerreStar Common Stock, which were owned by the Company, to the limited partners of the Company, pro rata in accordance with each limited partner’s percentage ownership in the Company. In addition, in connection with this transaction, TerreStar issued warrants to purchase an aggregate of 666,972 shares of TerreStar Common Stock to one of the Company’s limited partners which had an exercise price of $0.21491 per share, which were valued using the Black-Scholes pricing model.

On May 11, 2005, the Company’s limited partners exercised the Rights to acquire shares of Common Stock of TerreStar. As a result of this transaction, the Company divested its ownership interest in TerreStar, thereby affecting a spin-off, which was recorded as a distribution to the limited partners at book value in the accompanying consolidated statement of stockholders’ equity (deficit) in the year ended December 31, 2005. Immediately following the spin-off, Motient Ventures Holdings, Inc., a subsidiary of Motient, invested $200 million in TerreStar and thereby gained a majority interest in TerreStar. In May 2005, the Company and TerreStar entered into a management services agreement whereby the Company agreed to provide certain services, to include technical and program management efforts associated with ATC network development as well as administrative support required to accomplish these tasks. TerreStar continues to be a related party, as Motient has a significant ownership interest in both the Company and TerreStar.

Subsequent to the spin-off, as the Company no longer has an ownership interest in TerreStar and is not the primary economic beneficiary of TerreStar, the accompanying consolidated financial statements do not include the assets or liabilities of TerreStar, which were approximately $9.7 million and $10.4 million, respectively, on May 11, 2005. The assets of TerreStar consisted primarily of intangible assets related to its S-band spectrum and satellite construction in progress. The liabilities of TerreStar consisted primarily of its obligations under the satellite construction contract and amounts payable to the Company. The accompanying consolidated financial statements include the results of TerreStar since its inception through May 11, 2005, which are presented as discontinued operations in the accompanying consolidated statements of operations and as TerreStar assets and liabilities, discontinued, in the accompanying December 31, 2004 consolidated balance sheet.

11. Income Taxes

In the United States, the Company has operated as a limited partnership, which is not directly subject to income tax. Rather, each partner is subject to income taxation based on the partner’s portion of the income or loss as defined in

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

the partnership agreement. The Company’s Canadian subsidiaries are taxed as corporations subject to entity level income tax. Such Canadian subsidiaries also pay Canadian provincial capital tax and other corporate taxes which are included in general and administrative expenses in the accompanying consolidated statement of operations. The components of net loss by country are as follows (in thousands):

	Year ended December 31
	2003	2004	2005
United States	$(23,760)	$(30,228)	$(37,795)
Canada	(4,240)	(3,227)	(3,160)

Total net loss	$(28,000)	$(33,455)	$(40,955)

Deferred income tax balances related to the Canadian entities result principally from temporary differences in the recognition of certain revenue and expense items for financial and tax reporting purposes, as well as net operating loss (NOL) carryforwards from operations as follows (in thousands):

	December 31
	2004	2005
Net operating losses	$6,968	$5,721
Depreciation, amortization and other	283	1,717
Valuation allowance	(7,251)	(7,438)

Deferred tax assets, net	$—	$—

As of December 31, 2005, the Company had approximately $15.8 million of Canadian NOL carryforwards available to be applied against future taxable income. These NOL carryforwards will begin to expire in 2008.

In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some or the entire future income tax asset will be realized. The ultimate realization of the future income tax asset is dependent on the generation of future taxable income during the periods in which the NOL carryforwards are available. Management considers projected future taxable income, the scheduled reversal of future income tax liabilities, and available tax planning strategies that can be implemented by the Company in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the period in which the NOL carryforwards are available to reduce income taxes payable, management has established a full valuation allowance against the Company’s deferred tax assets.

The Company has incurred losses for all periods presented. No tax provision or benefit has been recorded as the Company’s operations in the United States are not subject to income tax and there is no net provision or benefit related to the Company’s Canadian operations. For all periods presented, the Canadian tax provision was comprised primarily of a deferred tax benefit that was offset by increases in the valuation allowance of the same amount.

12. Retirement Plan

The Company has a tax-deferred savings plan (the Plan) that qualifies under Section 401(k) of the Internal Revenue Code (IRC). United States employees are eligible to participate in the Plan upon employment and attainment of age 21. Employees may contribute a percentage of their income, subject to limitation of the IRC. The Plan contains provisions that allow the Company to make discretionary contributions and matching contributions. The Company made contributions of approximately $101,000, $171,000 and $235,000 in the years ended December 31, 2003, 2004 and 2005 respectively. Employees vest immediately in the Company’s contributions.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Continued)

13. Subsequent Events

Leases

In February 2006, the Company entered into an amended and restated operating lease agreement that provided for, among other things, an extension of term and expansion of its premises in Reston, VA. As a result of this amendment, the Company’s lease obligations as disclosed in Note 9 have increased by the following amounts (in thousands):

2006	$602
2007	743
2008	1,067
2009	1,703
2010	1,751
Thereafter	298

$6,164

Grant of Restricted Units

On February 9, 2006 the Compensation Committee of the Board of Directors approved the issuance of 50,000 Restricted Units (the Award) to an executive. The Award will vest over five years; 20,000 units will vest after the second anniversary of the grant date and 10,000 units will vest annually thereafter, subject to certain acceleration provisions. As the Award vests, the Company is obligated to issue to the executive units (or successor equity) or pay in cash an amount equal to the fair value of the related units or stock, depending on the occurrence of certain events in the future. The Company will account for the Award under the provisions of SFAS No. 123(R), which will require the recognition of a liability and expense based on the fair value of the vested Award, each reporting period. These Restricted Units were not included in the MSV Exchange Transactions described in Note 1.